Exhibit 99.1

Media Relations Contact: Tim McIntyre EVP, Communications Tim.McIntyre@dominos.com

Domino’s ® Names Stu Levy as EVP – Chief Financial Officer

Company Promotes Cindy Headen to Executive Vice President – Supply Chain

ANN ARBOR, Mich., Aug. 6, 2020 – Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, today announced the appointment of Executive Vice President, Supply Chain Services, Stu Levy, as the Company’s Chief Financial Officer, succeeding Jeffrey Lawrence, who earlier announced his intention to retire from the Company this year. Levy will report to Domino’s Chief Executive Officer Ritch Allison.

At the same time, Domino’s announced the promotion of Cindy Headen to Executive Vice President, Supply Chain Services, succeeding Levy. She will join the Company’s executive leadership team and will report to CEO Ritch Allison. These changes will be effective August 20, 2020.

“In a relatively short period of time, both Stu and Cindy have made profound positive impacts on our Company,” said Allison. “They are strong, capable leaders who are respected across our global system, and I am excited to have them in these roles.”

Stu Levy

Levy joined Domino’s in 2019 after serving as Executive Vice President, Chief Transformation Officer for Republic Services, Inc., a leading provider of non-hazardous solid waste collection, transfer, disposal, recycling and energy services.

Since joining Domino’s, Levy and his team have continued to improve service to the U.S. and Canadian franchisees while also driving significant efficiencies across all critical areas of the production and distribution operations. The team continued to strengthen its supplier relationship which, coupled with improvements to the operations has enabled the team to navigate the challenges of Covid-19. In addition, Levy and his team successfully expanded operations by opening new Supply Chain Centers and launched a Global Food Safety program.

Prior to joining Republic, Levy spent 13 years with Bain & Company, and served as a partner from 2008-2014.

“Stu has a recognized ability to develop and execute practical strategies to drive bottom-line results,” said Allison.

Levy holds a degree in Mechanical Engineering and Materials Science and a Master of Business Administration degree from Duke University.

Cindy Headen

Headen joined Domino’s in 2015 as Vice President of Procurement & Product Management, and in 2018 was promoted to Senior Vice President of Global Procurement and Supply Chain Operations, overseeing global procurement, inventory management, commodities, Progressive Food Solutions, logistics, transportation, continuous improvement and management of Domino’s Canadian supply chain operations.

Prior to joining Domino’s, Headen spent nearly 15 years with Pepsico USA, where she was responsible for global procurement.

“During her time with Domino’s, Cindy and her team have been able to secure substantial cost savings to our system by negotiating new contract terms with many of our suppliers and vendors,” said Allison. “More importantly, she has led the drive to stabilize pricing from our suppliers, ensuring our cost structure is predictable, while simultaneously ensuring an uninterrupted supply of our key food products.”

Headen holds a degree in Metallurgical Engineering from Lehigh University in Pennsylvania.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 17,100 stores in over 90 markets. Domino’s had global retail sales of over $14.3 billion in 2019, with over $7.0 billion in the U.S. and nearly $7.3 billion internationally. In the second quarter of 2020, Domino’s had global retail sales of over $3.4 billion, with over $1.9 billion in the U.S. and over $1.5 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the end of the second quarter of 2020. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2019 from digital channels, primarily online ordering and mobile applications. In the U.S., Domino’s generates over 65% of sales via digital channels and has developed several innovative ordering platforms, including those developed for Google Home, Facebook Messenger, Apple Watch, Amazon Echo and Twitter – as well as Domino’s Hotspots®, an ordering platform featuring over 200,000 unique, non-traditional delivery locations. In June 2019, through an announced partnership with Nuro, Domino’s furthered its exploration and testing of autonomous pizza delivery. In late 2019, Domino’s opened the Domino’s Innovation Garage adjacent to its headquarters in Ann Arbor, Michigan to fuel continued technology and operational innovation – while also launching its GPS technology, allowing customers to follow the progress of the delivery driver from store to doorstep. In mid-2020, Domino’s launched a brand-new way to order contactless carryout nationwide via Domino’s Carside Delivery™, which customers can choose when placing a prepaid online order.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

###